EXHIBIT 99.1

NAVISTAR INTERNATIONAL CORPORATION

BOARD OF DIRECTOR'S INDEPENDENCE CRITERIA

The Board of Directors (Board) has established the following guidelines to assist it in determining director independence in accordance with the New York Stock Exchange (NYSE) corporate governance rules. An "Independent Director" shall mean a Director who, in the opinion of the Board: (a) is not and has not been employed by the Corporation within the previous three years; (b) is not and has not been employed by or affiliated with a (present or former) auditor of the Corporation within the previous three years ; (c) is not and has not been (and is not and has not been affiliated with an organization that has been) a significant advisor or consultant to the Corporation within the previous three years; (d) is not affiliated with a significant customer or supplier of the Corporation; (e) does not provide and has not provided within the previous three years significant personal services to the Corporation; (f) is not affiliated with a tax-exempt entity that receives or has received significant contributions from the Corporation within the previous three years; (g) is not, and has not been within the previous three years, a part of an interlocking directorate in which an executive officer of the Corporation serves on the compensation committee of another company that concurrently employs the director; and (h) is not an Immediate Family Member of any person described in (a) through (g).

In forming its opinion as to the independence of any Director, the Board will be guided by the principle that in order to be independent, a Director should be independent of Management and free from any material relationship that would interfere with that person's exercise of independent judgment as a Director.

The following commercial relationships will not be considered to be significant relationships that would impair a director's independence: (a) if a director of the Corporation is an executive officer of another company that does business with the Corporation and the annual sales to, or purchases from, the Corporation during any of the previous three years are less than the greater of $1,000,000 or two percent of the annual revenues of the company he or she serves as an executive officer; or (b) if a director of the Corporation is an executive officer of another company which is indebted to the Corporation, or to which the Corporation is indebted, and the total amount of either company's indebtedness to the other during any of the previous three years is less than the greater of $1,000,000 or two percent of the total consolidated assets of the company he or she serves as an executive officer.

For purposes of the above definition, the following phrases shall have the meaning given to them:

A person "affiliated with" a specified person, shall mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

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EXHIBIT 99.1 (continued)

"Corporation" shall mean Navistar International Corporation and its subsidiaries, which includes any corporation a majority of the voting stock of which is owned, directly or indirectly through one or more other subsidiaries, by Navistar International Corporation.

An "Immediate Family Member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-laws, sons and daughters-in-laws, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares such person's home.

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